Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact:           Tim Wesley at (412) 825-1543

Wabtec Reports 2005 Fourth Quarter EPS Of 34 Cents, Up 70 Percent; Reduces Debt, Net of Cash, By $47 Million For Full Year; Affirms 2006 EPS Guidance

WILMERDING, Pa., Feb. 22, 2006 — Wabtec Corporation (NYSE: WAB) today reported earnings per diluted share of 34 cents for the fourth quarter of 2005, a 70 percent increase compared to the year-ago quarter. From continuing operations, the company had earnings per diluted share of 37 cents for the quarter. This was the seventh consecutive quarter that Wabtec has reported an earnings increase.

For the full year of 2005, the company reported earnings per diluted share of $1.17, up 65 percent compared to 2004. From continuing operations, Wabtec had earnings per diluted share of $1.21 for the full year.

“We exceeded our earnings target for the year and generated substantial cash flow,” said William E. Kassling, Wabtec’s chairman. “Our balance sheet is strong and we have the financial flexibility to invest in future growth opportunities, both internally and through acquisitions. With our multi-year backlog over $1 billion including option orders, we are optimistic about our future prospects.”

2005 Fourth Quarter Results

In the fourth quarter, Wabtec had earnings per diluted share of 34 cents, net income of $16.3 million and EBITDA of $33.9 million. In the year-ago fourth quarter, Wabtec reported earnings per diluted share of 20 cents, net income of $9.2 million and EBITDA of $23.5 million. The improved results were due primarily to higher sales and margins.

Sales increased 20 percent compared to the prior-year quarter, primarily due to increased sales of components for freight cars and locomotives and the CoFren acquisition, which closed in the first quarter of 2005. Gross margin was 25.7 percent, compared to 24.8 percent in the year-ago quarter, primarily due to higher sales and the company’s cost-improvement programs. The 2005 fourth quarter included restructuring expenses of $1.8 million. Excluding these expenses, gross margin in the 2005 quarter was 26.4 percent.

Operating expenses as a percentage of sales were 14.9 percent, compared to 17.6 percent in the year-ago quarter. Interest expense, net decreased to $1.8 million, primarily due to a lower debt level during the 2005 quarter and higher interest income. The company had an effective tax rate of 35 percent in the 2005 quarter and 36.5 percent in the 2004 quarter. In the quarter, the company had a loss from discontinued operations of $1.6 million, primarily due to a decision to liquidate its bus door joint venture in China.

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Debt, net of cash, at Dec. 31, 2005 was $8 million, compared to $54.9 million at Dec. 31, 2004. In addition to the reduction in debt, net of cash, Wabtec paid $37 million in cash to acquire CoFren during 2005.

2006 Outlook Affirmed

As previously disclosed, Wabtec expects 2006 earnings per diluted share of about $1.50 excluding expenses for possible restructuring actions that the company is currently evaluating. If taken, these actions would be expected to result in significant, ongoing benefits, including higher margins, but they would require significant, one-time expenses, a large portion of which would be non-cash. The company is targeting a payback of less than two years on any cash restructuring expenses.

“We continue to evaluate various ways to improve our cost position and increase our gross margin, which will be the primary drivers for our earnings growth in 2006,” said Albert J. Neupaver, who joined Wabtec on Feb. 1 as president and chief executive officer. “In the meantime, demand in our core markets remains strong, and we are actively pursuing a variety of new business opportunities and growth initiatives. This is certainly an exciting time for me to join Wabtec, and I look forward to helping the company achieve its growth goals in 2006 and beyond.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry.

This press release contains forward-looking statements. Wabtec’s actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the U.S. economy; lower-than-expected deliveries of new rolling stock in 2006; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

To listen to the company’s earnings conference call, log on to www.wabtec.com. The call will be held today at 1 p.m., eastern time.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth Quarter 2005	Fourth Quarter 2004	For the Twelve Months 2005	For the Twelve Months 2004
Net sales	$270,257	$224,388	$1,034,024	$822,018
Cost of sales	(200,767)	(168,759)	(774,378)	(616,854)

Gross profit	69,490	55,629	259,646	205,164

Selling, general and administrative expenses	(31,248)	(30,017)	(121,696)	(112,621)
Engineering expenses	(7,914)	(8,345)	(32,762)	(33,795)
Amortization expense	(991)	(1,044)	(3,931)	(3,343)

Total operating expenses	(40,153)	(39,406)	(158,389)	(149,759)

Income from operations	29,337	16,223	101,257	55,405

Interest expense, net	(1,802)	(2,066)	(8,686)	(11,528)
Other income/(expense), net	15	(145)	(3,055)	(1,020)

Income from continuing operations before income taxes	27,550	14,012	89,516	42,857

Income tax expense	(9,637)	(5,114)	(31,831)	(10,761)

Income from continuing operations	17,913	8,898	57,685	32,096

Discontinued operations
(Loss)/gain from discontinued operations (net of tax)	(1,612)	349	(1,909)	349

Net income	$16,301	$9,247	$55,776	$32,445

Earnings Per Common Share
Basic
Income from continuing operations	$0.37	$0.19	$1.23	$0.71
(Loss)/income from discontinued operations	(0.03)	0.01	(0.04)	0.01
Net income	$0.34	$0.20	$1.19	$0.72

Diluted
Income from continuing operations	$0.37	$0.19	$1.21	$0.70
(Loss)/income from discontinued operations	(0.03)	0.01	(0.04)	0.01
Net income	$0.34	$0.20	$1.17	$0.71

Weighted average shares outstanding
Basic	47,831	45,926	46,845	44,993

Diluted	48,534	46,814	47,595	45,787

Sales by Segment
Freight Group	$209,035	$161,047	$798,388	$587,685
Transit Group	61,222	63,341	235,636	234,333

Total	$270,257	$224,388	$1,034,024	$822,018

EBITDA Reconciliation

Net income	$16,301	$9,247	$55,776	$32,445
Interest expense	1,802	2,066	8,686	11,528
Income tax expense	9,637	5,114	31,831	10,761
Depreciation	5,189	6,043	21,911	22,769
Amortization	991	1,044	3,931	3,343

EBITDA	$33,920	$23,514	$122,135	$80,846

Debt, Net of Cash Reconciliation	12/31/2005			12/31/2004

Long term debt	$150,000			$150,107
Cash and cash equivalents	(141,957)			(95,257)

Debt, net of cash	$8,043			$54,850